Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. and subsidiaries (the "Company") on Form S-8 to be filed on or about June 25, 2014 of our report dated July 3, 2013 on our audits of the financial statements and supplemental schedule of Enzo Biochem Salary Reduction Profit Sharing Plan as of December 31, 2012 and 2011, and for the year ended December 31, 2012, which report was included in the Annual Report on Form 11-K filed July 9, 2013.

/s/ EISNERAMPER LLP

New York, New York

June 25, 2014